Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:
February 13, 2009	Todd A. Gipple
Executive Vice President
Chief Operating Officer
Chief Financial Officer
(309)-743-7745

QCR Holdings, Inc. Stockholders Approve Amendments to Certificate of Incorporation
and the Company Completes Sale of Preferred Stock to U.S. Department of the Treasury

QCR Holdings, Inc. (NASDAQ/QCRH) today announced that its Stockholders approved amendments to the Company’s Certificate of Incorporation modifying certain rights and preferences of its Series B and Series C Non-Cumulative Perpetual Preferred Stock, at a Special Stockholders’ Meeting held February 5, 2009. Following a greater than majority Stockholder vote of each share class in favor of the amendments, the Company was able today to complete the sale of 38,237 shares of Series D Preferred Stock to the U.S. Department of the Treasury (“Treasury”). This sale also includes the issuance of a warrant that allows Treasury to purchase up to 521,888 shares of common stock at an exercise price of $10.99.

The sale of the Series D Class of Preferred Stock is a result of QCR Holding’s participation in Treasury’s voluntary Capital Purchase Program, whereby Treasury invested $38,237,000 in senior preferred stock of QCR Holdings. The preferred stock will carry a 5% coupon for the first five years, and a 9% coupon per year, thereafter. The related warrant expires ten years after the date of issuance. The voluntary Capital Purchase Program is designed to provide healthy financial institutions with additional capital as one part of Treasury’s plan to spur lending and recovery from the current economic downturn.

“We believe it is our responsibility to be as strong as possible from a capital and liquidity standpoint,” stated Doug Hultquist, President and CEO of QCR Holdings, Inc. “We are pleased that the U.S. Treasury has selected our Company to participate in the program, and in keeping with our mission, we intend to further support the communities we serve through additional lending opportunities. The additional capital will be used to create additional liquidity for lending to credit-worthy borrowers in our banking markets and our leasing company. This investment will allow us to strengthen our capital ratios and we believe it will be beneficial for our stockholders, employees, and clients. Despite the economic recession, we were able to achieve solid core earnings in 2008. Earnings from continuing operations before provision and taxes totaled $15.9 million, which was an increase of $4.2 million, or 36%, from $11.7 million for 2007.”

“We continue to see good organic growth in our markets, and consistent with the intent of the Treasury Capital Purchase Program, we believe the additional capital will enhance our capacity to support the communities we serve through additional lending opportunities,” stated Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer. “In this challenging economic environment, we are appreciative of the U.S. Treasury’s support to significantly enhance our capital position. The Company, and all three subsidiary banks, continue to be considered well capitalized as of December 31, 2008, according to the minimum regulatory requirements, and we believe we have adequate access to liquidity. While many banks experienced losses and reductions in their regulatory capital during 2008, we were profitable and actually added nearly $5 million, or 5%, to our stockholder’s equity. We believe that it is prudent to maintain higher levels of capital since the duration and extent of the current economic conditions is uncertain. The cost of the Treasury capital is reasonable and particularly attractive in this difficult capital environment.”

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in commercial leasing through its 80% owned subsidiary, M2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” ”annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.